UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant:	☒
Filed by a Party other than the Registrant:	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

OTELCO INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed under Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total Fee Paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

April 14, 2008

DEAR STOCKHOLDERS:

It is my pleasure to invite you to Otelco Inc.’s 2008 Annual Meeting of Stockholders. We will hold this meeting on Thursday, May 15, 2008 at 9:00 a.m. Eastern Time at the Celebration Hotel, 700 Bloom Street, Celebration, Florida 34747. At this meeting, you will vote on the election of two directors and ratify the appointment of BDO Seidman, LLP as our Independent Registered Public Accounting Firm.

Enclosed, you will find a notice of meeting and proxy statement that contains further information about the agenda items and the meeting, and a copy of our 2007 Annual Report and a proxy card.

Your vote is important to us and our business. I encourage you to complete, date, sign and return the proxy card in order for your shares to be represented and voted at the meeting.

Sincerely,

/s/ Michael D. Weaver

Michael D. Weaver
Chairman of the Board

i

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2008

TO THE HOLDERS OF OTELCO INC. CLASS A AND CLASS B SHARES:

The annual meeting of the stockholders of Otelco Inc. will be held on May 15, 2008 at 9:00 a.m. Eastern Time at the Celebration Hotel, 700 Bloom Street, Celebration, Florida 34747. The purposes of the meeting are to:

1.	Elect two directors to serve until the annual meeting of stockholders to be held in 2011;
2.	Ratify the appointment of BDO Seidman, LLP as our Independent Registered Public Accounting Firm; and
3.	Transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Only stockholders of record as of the close of business on March 14, 2008 are entitled to vote at the meeting. You are cordially invited to attend the meeting in person. If your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting.

IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to complete, date, sign and return the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy card will not prevent you from voting your shares in person at the meeting if you desire to do so, as your proxy card is revocable at your option.

By Order of the Board of Directors,

/s/ Curtis L. Garner, Jr.

Curtis L. Garner, Jr.
Secretary

April 14, 2008

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Otelco Inc. (the “Board”) of proxies to be voted at our annual meeting of stockholders, to be held on May 15, 2008, and at any meeting following postponement or adjournment of such annual meeting (the “Annual Meeting”).

Unless the context requires otherwise, references in this proxy statement to “Otelco,” the “Company,” “we,” “us” or “our” refer to Otelco Inc. and its consolidated subsidiaries.

You are invited to attend the Annual Meeting, which will begin at 9:00 a.m. Eastern Time at the Celebration Hotel, 700 Bloom Street, Celebration, Florida 34747. If you plan to attend the Annual Meeting and your shares are held in “street name” — in an account with a bank, broker or other nominee — you must obtain a proxy issued in your name from such broker, bank or other nominee.

You can vote your shares by completing, dating, signing and returning the enclosed proxy card or, if you hold shares in “street name,” the voting form provided by your broker, bank or other nominee. A returned signed proxy card without an indication of how your shares should be voted will be voted FOR the election of all nominees for director as set forth under Proposal 1, FOR the ratification of the appointment of BDO Seidman, LLP as our Independent Registered Public Accounting Firm and, with respect to any other matters which may properly come before the Annual Meeting, at the discretion of the proxy holders.

A quorum is required to hold the Annual Meeting. A quorum will be present if at least a majority of the shares entitled to vote are represented by stockholders present at the Annual Meeting or by proxy. Our by-laws do not allow for cumulative voting. The two nominees for director who receive the most votes will be elected as directors. A simple majority of the shares voted, whether in person or by proxy, is required to ratify the appointment of BDO Seidman, LLP as our Independent Registered Public Accounting Firm.

This proxy statement and our 2007 Annual Report, along with the enclosed proxy card and voting instructions, are first being given or sent to stockholders on or about April 14, 2008.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive this proxy statement?

The Board is soliciting your proxy to vote at the Annual Meeting because you were a stockholder of record at the close of business on March 14, 2008, and, as such, you are entitled to vote at the Annual Meeting.

This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting in person to vote your shares.

Who can vote at the Annual Meeting?

The record date for the Annual Meeting is March 14, 2008. As such, only stockholders of record at the close of business on March 14, 2008 will be entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on March 14, 2008 your shares were registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or you may vote by proxy. Whether or not you plan to attend the Annual Meeting in person, we urge you to complete, sign and date your proxy card and return the proxy card in the postage-paid envelope provided to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If at the close of business on March 14, 2008 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by such brokerage firm, bank, dealer or other similar organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

What proposals will be voted on at the Annual Meeting?

•	The election of two directors to serve until the annual meeting of stockholders to be held in 2011; and
•	The ratification of the appointment of BDO Seidman, LLP as our Independent Registered Public Accounting Firm.

The Board recommends that you vote FOR each of the nominees to the Board and FOR the ratification of the appointment of BDO Seidman, LLP as our Independent Registered Public Accounting Firm.

What different methods can I use to vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•	To vote by proxy, simply complete, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization, rather than from us. Simply complete, sign and date your proxy card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee.

Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy card.

How can I revoke my proxy?

You can revoke your proxy prior to the completion of voting at the Annual Meeting by giving written notice of your revocation to the Office of the Secretary of the Company at 505 Third Avenue East, Oneonta, Alabama 35121, Attention: Curtis L. Garner, Jr., Secretary; by delivering a later-dated proxy card; or by voting in person at the Annual Meeting.

What is the difference between Class A and Class B shares?

Class A and Class B shares each receive one vote for each share held. It should be noted that, unlike Class A shares, Class B shares do not receive dividends. Class B shares may be converted into income deposit securities of the Company (“IDSs”), a component of which are Class A shares, if certain financial measures are met. The conversion of Class B shares into IDSs may take place without meeting those financial measures after December 21, 2009. It should be noted that until their conversion into IDSs, Class B shares receive no payments of any kind. As of March 14, 2008, the record date for the Annual Meeting, there were 12,676,733 Class A shares and 544,671 Class B shares outstanding and entitled to vote at the Annual Meeting.

Who will count the votes?

An independent representative of Corporate Communications, Inc. will tabulate the votes and be the independent inspector of elections to certify the results.

What is the quorum requirement?

A quorum is required to hold the Annual Meeting. A quorum will be present if at least a majority of the shares entitled to vote, or 6,610,702 shares (including both Class A and Class B shares), are represented by stockholders present in person at the Annual Meeting or by proxy.

Abstentions will be counted as “shares present” at the Annual Meeting for the purpose of determining whether a quorum exists. However, since abstentions are not votes cast in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) are also considered “shares present,” but also will not affect the outcome of any vote.

How many votes are needed to approve each proposal?

For the election of two directors, the two nominees for director with the most FOR votes among votes properly cast will be elected as directors. Abstentions and broker non-votes will have no effect.

For the ratification of the appointment of BDO Seidman, LLP as our Independent Registered Public Accounting Firm, the majority of the shares voted in person or by proxy must vote FOR the proposal. Abstentions and broker non-votes will have no effect.

When are stockholder proposals due for the annual meeting of stockholders to be held in 2009?

In order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be submitted in writing to the Secretary of the Company, Curtis L. Garner, Jr., at Otelco Inc., 505 Third Avenue East, Oneonta, Alabama 35121 and be received by no later than December 15, 2008. Similarly, in order for a stockholder proposal to be raised from the floor during next year’s annual meeting of stockholders, written notice must be received by us no later than February 16, 2009 and no earlier than January 15, 2009, and shall contain the information required by our by-laws. You may contact Curtis L. Garner, Jr. at the above described address for a copy of the relevant provisions of our by-laws regarding the requirements for making stockholder proposals and nominating director candidates.

How much will this proxy solicitation cost?

We bear all of the expenses incurred in connection with the solicitation of proxies, including costs incurred by brokers, fiduciaries and custodians in forwarding proxy materials to beneficial owners of Class A shares held in their name. We expect the total costs of this proxy solicitation to be approximately $30,000.

Does the Company have a policy about directors’ attendance at annual meetings of stockholders?

We do not have a policy about directors’ attendance at annual meetings of stockholders. Five out of our seven directors attended last year’s annual meeting of stockholders and we anticipate that a majority of the directors will attend the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the second quarter of 2008 and noted on our website at www.OtelcoInc.com.

Where are the Company’s principal executive offices?

Our principal executive offices are located at 505 Third Avenue East, Oneonta, Alabama 35121.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation and by-laws provide that (i) the Board be divided into three classes of directors: Class I directors serve a term expiring at the Annual Meeting; Class II directors serve a term expiring at the annual meeting of stockholders to be held in 2009; and Class III directors serve a term expiring at the annual meeting of stockholders to be held in 2010, (ii) vacancies on the Board may be filled only by the Board and (iii) a director elected to fill a vacancy shall hold office until the next election for the class for which such director has been chosen and until such director’s successor is duly elected and qualified.

Our Board is presently composed of seven directors. Two directors are to be elected by stockholders at the Annual Meeting with respect to our Class I directorships. The Board has recommended William Bak and Michael D. Weaver (each currently serving as a Class I director) as nominees for election. If elected at the Annual Meeting, each of the nominees would serve until the annual meeting of stockholders to be held in 2011 and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by management. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Information on the Nominees for Election for Three-Year Terms Expiring at the Annual Meeting of Stockholders to Be Held in 2011

Set forth below is biographical information for each person nominated for election to the Board at the Annual Meeting.

William Bak was appointed as a director of the Company on February 24, 2005. Now retired, Mr. Bak worked for First Data Corporation from 1994 to 2002 and consulted with Western Union International for two years after retiring. He served as President of InfoSource and as Executive Vice President of Western Union International. His consulting focused on building their business in Europe and Asia. Prior to First Data, he spent 30 years with Dun & Bradstreet Corporation where his senior positions included President of Donnelley Information Publishing and Executive Vice President of D&B Credit Services.

Michael D. Weaver has served as our President, Chief Executive Officer and a director of the Company and its predecessor Rural LEC Acquisition LLC since January 1999. He became Chairman of the Board on December 21, 2004 upon the closing of our initial public offering. Prior to this time, he spent 10 years with Oneonta Telephone Co., Inc., the predecessor to Otelco Telephone, serving as Chief Financial Officer from 1990 to 1998 and General Manager from January 1998 to January 1999.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF WILLIAM BAK AND MICHAEL D. WEAVER AS DIRECTORS.

Directors

The following table sets forth the names and positions of our current directors (including those up for re-election to the Board), as well as their ages as of April 14, 2008:

Name	Age	Position
Michael D. Weaver	55	Chairman, President, Chief Executive Officer and Director (up for re-election to the Board)
William Bak	67	Director (up for re-election to the Board)
Howard J. Haug	57	Director
John P. Kunz	74	Director
Stephen P. McCall	37	Director
Andrew Meyers	39	Director
William F. Reddersen	60	Director

Information on the Continuing Directors

Set forth below is biographical information for each person whose term of office as director will continue after the Annual Meeting.

Howard J. Haug was appointed as a director of the Company on December 21, 2004 upon the closing of our initial public offering. Mr. Haug is currently the Senior Vice President and Chief Financial Officer of Space Florida, an independent district and subdivision of the State of Florida that is responsible for promoting and developing Florida’s aerospace industry. Prior to joining Space Florida, he was Chief Financial Officer of Healthfair USA, a privately held mobile preventive health care screening company, from April 2007 to November 2007 and Senior Vice President of Administration and Chief Financial Officer of Enterprise Florida from March 2003 to April 2007. Before joining Enterprise Florida, he spent 13 years with AT&T’s BellSouth unit. Prior to his career with BellSouth, he worked with PricewaterhouseCoopers and Ernst & Young and is a certified public accountant. He serves as the audit committee financial expert. His term expires at the annual meeting of stockholders to be held in 2010.

John P. Kunz was appointed as a director of the Company on December 21, 2004 upon the closing of our initial public offering. Mr. Kunz is the founder and President, since 1989, of J.P.K. Associates, an international consulting firm in the information industry. From 1978 to 1989, Mr. Kunz served in successive manage- ment positions with Dun & Bradstreet Corporation, culminating with his position as President of Dun & Bradstreet Marketing Services in 1982 and President of Dun & Bradstreet Business Information Services in 1984. From 1975 to 1978, Mr. Kunz served as Chairman of R.H. Donnelley Marketing Services, Europe. His term expires at the annual meeting of stockholders to be held in 2009.

Stephen P. McCall has served as a director of the Company and its predecessor Rural LEC Acquisition LLC since January 1999 and as Chairman of the Board of Rural LEC Acquisition LLC until the closing of our initial public offering on December 21, 2004. He founded and is currently a Managing Member of Blackpoint Equity Partners LLC, a private equity investment firm. Prior to founding Blackpoint, he was a General Partner at Seaport Capital, where he was employed from 1997 through 2007. Previously, Mr. McCall worked at Patricof & Co. Ventures, a private equity investment firm, and Montgomery Securities in the Corporate Finance Department. Mr. McCall is a director of several private companies. His term expires at the annual meeting of stockholders to be held in 2010.

Andrew Meyers has served as a director of the Company and its predecessor Rural LEC Acquisition LLC since October 2003. He is currently part of the investment banking team for the industrials sector at Deutsche Bank. Prior to that, he was a Principal at Seaport Capital from 2001 to 2007. Prior to that, Mr. Meyers worked at Deutsche Bank in their Leveraged Finance Group beginning in July 1998. His term expires at the annual meeting of stockholders to be held in 2009.

William F. Reddersen was appointed as a director of the Company on December 21, 2004 upon the closing of our initial public offering. Now retired, Mr. Reddersen spent 31 years at BellSouth and AT&T Corp. From 1998 to 2000, Mr. Reddersen was Executive Vice President of Corporate Strategy at BellSouth, and from 1991 to 1998, he was responsible for BellSouth’s broadband strategy and business market operations.

Mr. Reddersen serves as a director of Harmonic Inc. and several private companies. His term expires at the annual meeting of stockholders to be held in 2010.

Independence of Directors

Messrs. Bak, Haug, Kunz, McCall, Meyers and Reddersen have no involvement with any company or individual that is either a supplier, consultant or customer of the Company, do not serve in any additional paid advisory capacity with the Company and are independent directors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the American Stock Exchange’s listing standards. There are no family relationships among any of our directors or executive officers.

GOVERNANCE OF THE COMPANY

The Board has three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. All three committees are comprised of independent directors. During 2007, the Board held six meetings and the audit, compensation and nominating and corporate governance committees held five, two and two meetings, respectively. A special pricing committee was established to approve the pricing of 3,000,000 additional IDSs offered to the public in July 2007. That committee held two meetings. The average attendance at Board and committee meetings in 2007 was 98.6%. All directors attended more than 94.1% of the Board and committee meetings on which they were members. The Board and committees held executive sessions without management present as required in the conduct of regular business. Our code of conduct, corporate governance policies and the charters of each committee of the Board may be viewed on our website at www.OtelcoInc.com. The nominating and corporate governance committee recommended and the Board approved the committee membership noted below effective at its February 2008 meeting to utilize all six independent directors on committees.

Audit Committee — Andrew Meyers, William F. Reddersen, Howard J. Haug (chair).

The principal duties and responsibilities of our audit committee (the members of which are independent directors as such term is used in Item 7(d) of Schedule 14A of the Exchange Act and under the American Stock Exchange’s listing standards) are to monitor our financial reporting process and internal control system; to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work; and to oversee our compliance with legal, ethical and regulatory matters. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. The audit committee operates under a charter, which is available on our website at www.OtelcoInc.com. The audit committee recommends that stockholders vote FOR the ratification of the appointment of BDO Seidman, LLP as our Independent Registered Public Accounting Firm.

Howard J. Haug serves as the audit committee financial expert.

Compensation Committee — John P. Kunz, William F. Reddersen, William Bak (chair).

The principal duties and responsibilities of our compensation committee (the members of which are independent directors under the American Stock Exchange’s listing standards) are to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and to consider appropriate disclosure relating to these matters; to administer the operation of our long-term incentive plan; to review and approve the compensation of our Chief Executive Officer and our other executive officers; and to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters. The compensation committee operates under a charter, which is available on our website at www.OtelcoInc.com.

Nominating and Corporate Governance Committee — Howard J. Haug, William Bak, Stephen P. McCall (chair).

The principal duties and responsibilities of our nominating and corporate governance committee (the members of which are independent directors under the American Stock Exchange’s listing standards) are to establish criteria for Board and committee membership; to recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board; to make recommendations regarding proposals submitted by our stockholders; and to make recommendations to the Board regarding corporate governance matters and practices. The nominating and corporate governance committee operates under a charter, which is available on our website at www.OtelcoInc.com. Messrs. Haug and McCall, the members of the nominating and corporate governance committee not up for election this year, recommend that stockholders vote FOR the election of Michael D. Weaver and William Bak as directors.

Process for Evaluating and Selecting Potential Director Nominees

The nominating and corporate governance committee is responsible for, among other things, annually identifying potential director nominees to the Board to be selected by the Board for each annual meeting of stockholders. The nominating and corporate governance committee is also responsible for periodically assessing, developing and communicating with the full Board concerning the appropriate criteria to be utilized in evaluating potential director nominees.

Minimum Qualifications for Director Nominees

The nominating and corporate governance committee has established the following minimum qualifications for evaluating prospective director nominees:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.
•	Demonstrated business acumen and experience and ability to exercise sound business judgments and common sense in matters that relate to our current and long-term objectives.
•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.
•	Commitment to understand the Company and our business, industry and strategic objectives.
•	Commitment and ability to regularly attend and participate in meetings of the Board and committees of the Board, the number of other company boards on which the candidate serves and the ability to generally fulfill all responsibilities as a director.
•	Willingness to represent and act in the interests of all of our stockholders rather than the interests of a particular group.
•	Good health and ability to serve.
•	For prospective non-employee directors, independence under Securities and Exchange Commission and applicable stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.
•	Willingness to accept the nomination to serve as a director.

Other Factors for Potential Consideration

The nominating and corporate governance committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.
•	For potential audit committee members, whether the nominee possesses the requisite education, training and experience to qualify as financially literate or as an audit committee financial expert under applicable Securities and Exchange Commission and stock exchange rules.
•	For incumbent directors standing for re-election, the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company.
•	Composition of the Board and whether the prospective nominee will add to or complement the Board’s existing strengths.

Process for Identifying, Evaluating and Recommending Nominees

•	The nominating and corporate governance committee initiates the process of identifying, evaluating and recommending potential nominees by preparing a slate of potential candidates who, based on their biographical information and other information available to the nominating and corporate governance committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought (based on input from the full Board).

•	Outside Advisors. The nominating and corporate governance committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.
•	Stockholder Suggestions for Potential Nominees. The nominating and corporate governance committee will consider suggestions of nominees from stockholders. Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the chairman of the nominating and corporate governance committee at Otelco Inc., 505 Third Avenue East, Oneonta, Alabama 35121, Attention: Chairman of Nominating and Corporate Governance Committee. To be timely, the written materials must be submitted within the time permitted in our by-laws for submission of a stockholder proposal for inclusion in our proxy statement for the subject annual meeting.
•	The written materials must include: (1) all information relating to the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) the name(s) and address(es) of the stockholders making the nomination and the amount of the Company’s securities which are owned beneficially and of record by such stockholder(s); (3) a representation that the stockholder of record is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials and intends to appear in person or by proxy at the annual meeting to propose such nomination; (4) a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination; and (5) any other information that we may reasonably require to determine the eligibility of such proposed nominee to serve as a director.
•	The nominating and corporate governance committee will evaluate a prospective nominee suggested by any stockholder in the same manner and against the same criteria as any other prospective nominee identified by the nominating and corporate governance committee from any other source.
•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.
•	For incumbent directors standing for re-election, the nominating and corporate governance committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company, the number of other company boards on which the individual serves, the composition of the Board at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.
•	Management Directors. The number of officers or employees of the Company serving at any time on the Board should be limited such that, at all times, a majority of the directors are independent under applicable Securities and Exchange Commission and stock exchange rules.
•	After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the nominating and corporate governance committee and by our Chief Executive Officer.
•	Upon completion of the above procedures, the nominating and corporate governance committee will determine the list of potential candidates to be recommended to the full Board for nomination at the annual meeting.
•	The Board will select the slate of nominees only from candidates identified, screened and approved by the nominating and corporate governance committee.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

The Board has a process for stockholders to communicate with it. For more information, please see the investor relations section of our website at www.OtelcoInc.com. Other information contained on our website does not constitute a part of this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The audit committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for the Company’s internal controls, the financial reporting process and the preparation of the Company’s consolidated financial statements. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on the financial statements.

In this context, the audit committee has met and held discussions with management and BDO Seidman, LLP, the Company’s Independent Registered Public Accounting Firm, on at least a quarterly basis. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed the consolidated financial statements with management and the Independent Registered Public Accounting Firm. The audit committee meets with management and the Independent Registered Public Accounting Firm together and individually, as required, at each meeting. The audit committee discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380).

During 2007, the audit committee reviewed management’s documentation for maintaining adequate internal controls over financial reporting to meet continuing compliance requirements under Section 404 of the Sarbanes-Oxley Act of 2002. Management continues to utilize the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based upon its assessment, management concluded that, as of December 31, 2007, the Company’s internal control over financial reporting were effective based upon these criteria. BDO Seidman, LLP, in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressed an unqualified opinion thereon.

In addition, the audit committee has discussed with the Independent Registered Public Accounting Firm the accountants’ independence from the Company and its management, and has received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees).

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the 2007 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The audit committee also reviewed and approved engagement proposals from BDO Seidman, LLP and Warren, Averett, Kimbrough & Marino, LLC for audit and review, earnings and profits, 401(k) audit, tax preparation and tax consulting services in advance of the provision of those services.

THE AUDIT COMMITTEE

Howard Haug, Chairman
William Bak
William Reddersen

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding the beneficial ownership of Class A shares (represented by IDSs) and Class B shares by:

•	each person who is known by us to beneficially own more than 5% of either class of our capital stock;
•	each member of our Board;
•	each of our named executive officers; and
•	all members of our Board and our executive officers as a group.

The amounts and percentage of shares beneficially owned are reported as of April 1, 2008 on the basis of Securities and Exchange Commission regulations governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities that he, she or it has a right to acquire within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which that person has no economic interest.

Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person.

	Class A Shares Shares Beneficially Owned		Class B Shares(6) Shares Beneficially Owned
Name	Number	%(7)	Number	%(7)
Seaport Capital(1)	—	—	121,013	22.2%
CEA Capital(2)	—	—	259,726	47.7%
BancBoston Ventures, Inc.(3)	—	—	133,618	24.5%
Mid-Missouri Parent, LLC(4)	—	—	52,871	9.7%
CI Investments Inc.(5)	1,139,500	9.0%	—	—
Michael D. Weaver	74,287	0.6%	891	*
Stephen P. McCall	—	—	—	—
Andrew Meyers	—	—	—	—
Howard J. Haug	—	—	—	—
William Bak	1,000	*	—	—
John P. Kunz	1,500	*	—	—
William F. Reddersen	—	—	—	—
Dennis K. Andrews	2,034	*	—	—
Gary B. Romig	2,151	*	—	—
Jerry C. Boles	—	—	—	—
Curtis L. Garner, Jr.	600	*	—	—
Nicholas A. Winchester	—	—	—	—
All directors and executive officers as a group	81,572	0.6%	891	* %

*	Less than 1%.
(1)	Includes shares owned by Seaport Capital Partners II, L.P. and Seaport Investments, LLC, each of which is an affiliate of Seaport Capital. Each entity has the following address: c/o Seaport Capital, 199 Water Street, 20th Floor, New York, New York 10038. The general partner of Seaport Capital Partners II, L.P. is CEA Investment Partners II, LLC. CEA Investment Partners II, LLC is controlled by Seaport Associates, LLC. Seaport Associates, LLC is controlled by William K. Luby and James J. Collis. Seaport Investments, LLC is controlled by William K. Luby and James J. Collis.

(2)	Includes shares owned by CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P., each of which is an affiliate of Seaport Capital. Each entity has the following address: c/o Seaport Capital, 199 Water Street, 20th Floor, New York, New York 10038. Also includes shares issued to Mid-Missouri Parent, LLC in connection with the acquisition of Mid-Missouri Holding. CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. collectively own 87.6% of the equity interests of Mid-Missouri Parent, LLC. The general partner of CEA Capital Partners USA, L.P. is CEA Investment Partners, L.P. The general partner of CEA Capital Partners USA CI, L.P. is CEA Equity Offshore, Ltd. The general partner of CEA Equity Offshore, Ltd. is CEA Investment Partners, L.P. The general partner of CEA Investment Partners, L.P. is CEA Capital Corp. CEA Capital Corp. is wholly owned by Atlantic American Holdings, Inc., which is wholly owned by the J. Patrick Michaels, Jr. Family Trust.
(3)	BancBoston Ventures Inc.’s address is 100 Federal Street, 19th Floor, Boston, Massachusetts 02110.
(4)	A portion of these shares are included in the shares of CEA Capital above. Mid-Missouri Parent, LLC’s address is c/o Seaport Capital, 199 Water Street, 20th Floor, New York, New York 10038.
(5)	Based on a Form 13F filed with the Securities and Exchange Commission by CI Investments Inc. on January 10, 2008. CI Investments Inc.’s address is 2 Queen Street East, 20th Floor, Toronto, Ontario MSC 3G7, Canada.
(6)	Each holder of Class B shares has entered into the investor rights agreement described herein. See “Other Relationships and Transactions with Executives—Investor Rights Agreement.”
(7)	For each person or group, the percentage of class ownership was determined by dividing the number of shares shown in the table by 12,676,733 and 544,671, the total number of outstanding Class A shares and Class B shares on April 1, 2008, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the Securities and Exchange Commission. We believe that, during 2007, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the exception of Jerry C. Boles. Mr. Boles sold 360 shares of our common stock in the form of IDSs on February 21, 2007 and filed a Form 4 on February 27, 2007. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, furnished to us and the written representations of our directors, executive officers and 10% stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee has ever been an officer or employee of the Company or any of its subsidiaries, or has any other non-trivial professional, family or financial relationship with the Company or its executives, other than his directorship. For 2007, no executive officer of the Company served on the compensation committee or board of directors of any other entity that had any executive officer who also served on our compensation committee or Board.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee of the Board establishes our executive compensation policy and monitors its implementation. This includes setting total compensation levels for our Chief Executive Officer, Chief Financial Officer and other executive officers in line with appropriate industry information and assigned responsibilities; balancing the retention of talent and compensation cost to us; and establishing the components of executive compensation. Our compensation committee also reviews our Chief Executive Officer’s recommendations with respect to compensation for other executives before the presentation of such recommenda- tions to the Board. The Board approves the policies and the base and incentive compensation for the executives based on the compensation committee’s recommendations.

Compensation Philosophy

Our executive compensation philosophy is based on the principles of competitive and fair compensation for sustained performance.

Competitive and Fair Compensation

We are committed to providing an executive compensation program that helps attract and retain highly qualified executive officers. To ensure that compensation is competitive, the compensation committee compares our compensation practices with those of other companies in our industry and sets our compensation guidelines based on this review. The compensation committee believes compensation for our executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities who are with companies that are in the same or similar business and of comparable size and success as the Company. In particular, smaller public, and where available, private telephone companies are monitored and used as a basis for setting total compensation levels and components. The compensation committee does not employ an external compensation expert at this time. The compensation committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the Company.

Sustained Performance

Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic business goals are met, including such factors as the introduction of new technology and services for customers, growth through acquisitions, excellent customer satisfaction, efficient utilization of capital and meeting stated financial objectives. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and our values are fostered.

Compensation Objectives

There are three primary objectives of our executive compensation program. First, we must attract and retain superior talent to lead our operations and growth while controlling the cost associated with this leadership. Our capital structure distributes a significant percentage of our operating cash flow in the form of interest and dividend payments to IDS holders and interest associated with our senior credit facility. Consistent quarterly operations and cash accretive growth through acquisition are critical to meeting these cash requirements. A stable senior leadership team positively impacts the accomplishment of these goals. The rural nature of a material portion of our Company adds complexity to this challenge.

Second, the compensation program must effectively tie pay and benefits to greater responsibility and improved performance against measurable targets. Specific financial targets are set for the Company each year. The combination of base pay and incentive bonus must motivate management to take the actions necessary to meet the targets on a quarterly and annual basis, without impacting our longer term viability.

Finally, since we pay a significant portion of our cash flow to IDS holders in the form of interest and dividends, the executive compensation program must provide incentives to the executive team to increase the level of cash flow above that required to meet the current requirements of the business. Such performance would provide opportunity for increased investment in the business or increased payout to stockholders. Executive management would share in any such improvements.

Compensation Components

To meet these three objectives, annual compensation is divided into three elements for our executive officers: base salary; bonuses; and employee benefits.

Base Salary.  Base pay is distributed on a periodic basis and recognizes the daily performance required to lead the Company. The base salary for executive officers is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of our executive officers. Increases in annual base salaries are based on actual corporate and individual performance against targeted performance, changes in scope of responsibilities and various subjective performance criteria. Targeted performance criteria vary for each executive officer based on his area of responsibility. Subjective performance criteria include an executive officer’s ability to recruit and retain qualified employees, manage his or her area of responsibility effectively and efficiently and collaborate with other executive officers to enhance our growth and success. The compensation committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer’s contributions in light of all such criteria.

Bonuses.  Bonus incentives are generally paid annually and are tied to meeting established budget targets of cash creation for the business as measured by earnings before interest, tax, depreciation and amortization (“EBITDA”). Bonus levels as a percentage of base pay are established for each executive officer by the compensation committee as part of their employment agreement and approved by the Board. Our Chief Executive Officer’s and Chief Financial Officer’s bonuses may be up to 42% and 33%, respectively, of their base salary. The other members of the executive management team may receive a performance bonus of up to 25% of their base salary. The compensation committee also identifies the minimum cash creation level required to properly operate the Company. If our performance levels are between 50% and 100% of the difference between the minimum and the budget target, bonus payments will be made on a pro rated basis. Performance below the 50% level will result in no performance bonus. The reconciliation of EBITDA to net income is provided with each of our earnings releases, including the detailed components of EBITDA. Bonus amounts are based on a combination of corporate and individual performance characteristics as determined by our Chief Executive Officer and confirmed by the compensation committee once audited financial results are available for the previous year.

In 2007, we achieved 60% of our targeted financial objectives, primarily measured by adjusted EBITDA. Our Chief Executive Officer evaluated all senior executives’ individual contribution and provided them with both written and verbal feedback. The compensation committee performed a review on our Chief Executive Officer’s performance and provided him with both written and verbal feedback. It was the collective opinion of the compensation committee that the previously established bonus targets remained appropriate and that proportional performance payments had been earned. As such, payments were approved accordingly.

To encourage management to create cash flow above the annual targeted level, the compensation committee developed a long-term incentive plan, which became effective for the 2005 fiscal year. Under the long-term incentive plan, executive management shares in increased levels of cash creation. The long-term incentive plan awards from 15% to 20% of this incremental cash flow to the executives, but provides that it is vested over a three year period to encourage long-term service to the Company. The long-term incentive plan is a cash plan but the cash is managed by a process which has many characteristics similar to the performance of our IDSs. Based on the parameters of the long-term incentive plan, no awards were earned for 2007.

If we restate results which change the performance measures used for executive compensation, appropriate adjustments would be made to executive compensation.

Employee Benefits.  In 2007, we provided all employees with a benefits package that included health care, vision, dental, life and disability insurance, several of which included family coverage, at no premium cost. For 2008, the cost of family coverage will be borne by the employee. Employees may also choose to participate in additional coverage, as well as make pre-tax contributions to a flexible savings plan. We match 100% of employees’ contributions to a 401(k) savings plan up to 6% of compensation.

Compensation of Chief Executive Officer

The compensation committee believes that Mr. Weaver’s annual compensation has been set at a level that is competitive with other companies in our industry. When making recommended changes to the Board regarding Mr. Weaver’s compensation, the compensation committee considered Mr. Weaver’s overall compensation package as compared with other chief executive officers in our industry, as well as the effectiveness of Mr. Weaver’s leadership of the Company and our resulting success in the attainment of our goals. The Board concurred in the recommended changes.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to our named executive officers in a taxable year. However, compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m).

At the present time, the compensation committee believes that it is quite unlikely that the compensation paid to any named executive officer will exceed $1 million in a taxable year. Therefore, the compensation committee has not made designing executive compensation packages specifically intended to avoid the Section 162(m) limitations a priority. The compensation committee intends to continue to evaluate the effects of Section 162(m) and any applicable Treasury regulations and will grant compensation awards in the future in a manner consistent with our best interests.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis appearing above with management. Based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

THE COMPENSATION COMMITTEE

William Bak, Chairman
John P. Kunz
William Reddersen

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by or paid to our Principal Executive Officer, our Principal Financial Officer and our three other most highly paid executive officers during the year ended December 31, 2007. We do not currently have any stock based plans for our executive officers. Matching amounts paid by us to the 401(k) plan for each employee and the personal use value associated with their Company-provided vehicle are included in All Other Compensation. The Board approved the long-term incentive plan for executive management that became effective for the 2005 fiscal year. No awards were made under the long-term incentive plan for 2005, 2006 or 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael D. Weaver Chairman, President and Chief Executive Officer(1)	2007	270,259	61,200	14,295	345,754
	2006	256,863	79,178	13,850	349,911

Curtis L. Garner, Jr. Chief Financial Officer and Secretary	2007	165,006	32,670	13,224	210,900
	2006	158,082	47,424	10,307	215,813

Dennis K. Andrews Vice President and General Manager – Alabama	2007	158,029	22,500	13,919	194,448
	2006	145,725	33,951	12,259	191,935

Nicholas A. Winchester Vice President and General Manager – Maine(2)	2007	140,005	21,000	10,652	171,657
	2006	69,800	15,705	3,141	88,646

Jerry C. Boles Vice President and Controller	2007	127,111	17,400	9,615	154,126
	2006	114,971	29,000	7,638	149,026

(1)	Mr. Weaver does not receive any compensation for his services as a director.
(2)	Mr. Winchester joined the Company on July 3, 2006 in connection with our acquisition of Mid-Maine Communication Inc.
(3)	Cash bonus earned for performance in 2006 and 2007 and paid in 2007 and 2008, respectively, after Board approval.
(4)	Reflects the value of our matching contribution to our 401(k) plan and the value of the individual’s personal use of a Company-provided vehicle.

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold($)	Target($)	Maximum($)
Michael D. Weaver	2/22/07	0	102,000	102,000
Curtis L. Garner, Jr.	2/22/07	0	54,450	54,450
Dennis K. Andrews	2/22/07	0	37,500	37,500
Nicholas A. Winchester	2/22/07	0	35,000	35,000
Jerry C. Boles	2/22/07	0	29,000	29,000

Outstanding Equity Awards at December 31, 2007

We do not currently have any stock based plans for our executive officers. There were no equity awards outstanding at December 31, 2007.

Option Exercises and Stock Vested for the Fiscal Year Ended December 31, 2007

We do not currently have any stock based plans for our executive officers. No stock options were exercised, nor did any stock vest, in 2007.

Pension Benefits

We do not have any pension plans.

Non-Qualified Deferred Compensation

We do not have any non-qualified deferred compensation.

Management Employment and Severance Agreements

Agreement with Michael D. Weaver.  We entered into an employment agreement with Michael D. Weaver on June 21, 2004 that became effective on December 21, 2004, and remains in effect through automatic one-year extensions of the employment term unless either party provides written notice of its intention not to extend the agreement within 60 days of the end of the then-current term. Mr. Weaver will receive an annual base salary of $271,584, an annual incentive bonus and medical and other benefits in 2008. Mr. Weaver’s bonus is targeted to be 42% of his base salary.

If we terminate Mr. Weaver’s employment without cause or due to death or disability, he will be entitled to receive severance benefits consisting of his annual base salary and continued medical and other benefits for one year following the date of his termination plus the pro rata portion of the annual bonus he would have received had he been employed by us through the end of the full fiscal year in which the termination occurred. Under the agreement, if Mr. Weaver had been terminated effective December 31, 2007, he would have been paid $380,218 representing his 2008 base salary and his expected 2008 bonus, plus continued standard medical and other benefits until December 31, 2008. Mr. Weaver’s employment agreement provides that he will be restricted from engaging in competitive activities for one year after the termination of his employment.

Agreement with Curtis L. Garner, Jr.  We entered into an employment agreement with Curtis L. Garner, Jr. on June 9, 2004 that will remain in effect until termination by us or Mr. Garner for any reason or by Mr. Garner’s death or disability. Mr. Garner will receive an annual base salary of $173,257, an annual incentive bonus and standard medical and other benefits in 2008. Mr. Garner’s annual bonus is targeted to be 33% of his base salary.

If we terminate Mr. Garner’s employment without cause, he will be entitled to receive severance benefits consisting of his annual base salary for six months following the date of his termination plus the pro rata portion of the annual bonus he would have received had he been employed by us through the end of the full fiscal year in which the termination occurred. Under the agreement, if Mr. Garner had been terminated effective December 31, 2007, he would have been paid $115,216 representing half of his 2008 base salary and half of his expected 2008 bonus plus standard benefits for the period. Mr. Garner’s employment agreement provides that he will be restricted from engaging in competitive activities for six months after the termination of his employment.

Agreements with Other Senior Executives.  We entered into employment agreements with Dennis K. Andrews, Nicholas A. Winchester, Jerry C. Boles and Gary B. Romig during 2006 that will remain in effect until termination by us or each individual for any reason or by the individual’s death or disability. Each individual’s annual bonus is targeted to be 25% of his base salary.

If we terminate an individual’s employment without cause, that individual will be entitled to receive severance benefits consisting of his annual base salary for six months following the date of his termination plus the pro rata portion of the annual bonus he would have received had he been employed by us through the end of the full fiscal year in which the termination occurred. Under the agreements, if Messrs. Andrews,

Winchester, Boles and Romig had been terminated effective December 31, 2007, they would have been paid $97,037, $90,566, $75,039 and $74,895, respectively, representing half of their 2008 base salary and half of their expected 2008 bonus plus standard benefits for the period.. Each individual’s employment agreement provides that he will be restricted from engaging in competitive activities for six months after the termination of his employment.

DIRECTOR COMPENSATION

Beginning in the first quarter of 2007, the non-employee members of the Board began receiving annual cash compensation of $40,000 paid in four quarterly installments as a retainer for their services and participation in quarterly Board and committee meetings. Prior to this time, the non-employee members of the Board had been receiving annual cash compensation of $30,000 paid in four quarterly installments. The chair of the audit committee received an additional $5,000 paid quarterly. In addition, non-employee members of the Board are paid $1,000 for any additional called Board or committee meetings and $500 for any Board or committee conference calls. Non-employee members of the Board do not receive any non-cash compensation, including stock awards, options awards, non-equity incentive compensation, pension contributions, personal benefits, deferred benefits or any similar form of compensation. The non-employee members of the Board are reimbursed for travel, lodging and other reasonable expenses, as incurred. Payments are made in arrears after the completion of each quarter, as reflected on Internal Revenue Service Form 1099. The total 2007 compensation of the non-employee members of the Board is shown in the following table:

Director Compensation for the Fiscal Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash ($)	Total ($)
William Bak	41,000	41,000
Howard J. Haug	44,750	44,750
John P. Kunz	39,500	39,500
Stephen P. McCall	40,000	40,000
Andrew Meyers	38,500	38,500
William F. Reddersen	41,500	41,500

OTHER RELATIONSHIPS AND TRANSACTIONS WITH EXECUTIVES

Investor Rights Agreement

We entered into an investor rights agreement with holders of our Class B shares, pursuant to which we provide each holder of such shares with the option to require us, subject to the conditions set forth below, to exchange such holder’s Class B shares for IDSs at such a time when the conditions described below are met. Each Class B share will be exchanged for one IDS, subject to adjustment for stock splits, dividends, combinations or reclassifications. If all such Class B shares were exchanged for IDSs, the holders of our Class B shares would receive an aggregate of 544,671 IDSs that currently represent 544,671 of our Class A shares and $4.1 million aggregate principal amount of our senior subordinated notes. If the IDSs have automatically separated or are otherwise not outstanding at the time of the exchange of Class B shares for IDSs, each Class B share will be exchanged for one Class A share, subject to adjustment for stock splits, dividends, combinations or reclassifications, and a senior subordinated note having a principal amount equal to each senior subordinated note which was represented by an IDS. However, if the senior subordinated notes are not outstanding at the time of such exchange, each Class B share will be exchanged for 1.9740 Class A shares, subject to adjustment for stock splits, dividends, combinations or reclassifications.

The first condition to the exchange of the Class B shares for IDSs is that we must have satisfied a financial test relating to our Adjusted EBITDA (as such term is defined in the indenture governing our notes). This financial condition is tested quarterly. All of the Class B shares will be subject to exchange if and when we have generated Adjusted EBITDA of at least $36,598,000 over the most recent four consecutive fiscal quarters immediately prior to such exchange, subject to certain adjustments, including acquisitions. Following December 21, 2009, this test will no longer apply and the Class B shares will be automatically exchanged subject only to the satisfaction of the other conditions.

In addition, the investor rights agreement contains the following registration rights:

•	holders of our Class B shares collectively have demand registration rights, relating to the IDSs they hold, the IDSs into which such Class B shares may be exchanged and the Class A shares and senior subordinated notes constituting the IDSs, subject to the requirement that the securities covered by each demand registration have an aggregate public offering price of at least $4.0 million; provided that such holders may exercise a demand right for less than an aggregate public offering price of $4.0 million if such proposed offering is for all the registrable securities held by such holders; and
•	holders of our Class B shares have the right to include their IDSs, Class A shares or senior subordinated notes in our future public offerings of IDSs or common stock.

If holders of our Class B shares exercise their demand registration rights, we will file a registration statement or prospectus and undertake an offering in the United States and Canada, as requested by such holders. The registration rights are transferable under certain circumstances.

We have agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the securities sold, and to indemnify the holders that include securities in such offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Review, Approval and Ratification of Related Party Transactions

In general, we do not expect to enter into any related party transactions. However, if we were presented with a potential related party transaction, our Chief Executive Officer would review such transaction and would recommend that the Board approve any transaction that was expected to benefit us. Because we do not expect to enter into any related party transactions, our policies and procedures relating to the review, approval and ratification of such transactions are not in writing.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Relationship with Our Independent Registered Public Accounting Firm

The audit committee has appointed BDO Seidman, LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2008, subject to ratification of this appointment by our stockholders. BDO Seidman, LLP also provided audit services for both the three year period 2001 through 2003 and the interim periods of 2004 included in our initial public offering and audit services in 2004 through 2007 as a public company. BDO Seidman, LLP is knowledgeable of the Company and its financial statements. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

	2006	2007
Audit Fees	$422,976	$401,817
Audit-Related Fees	0	0
Tax Fees	54,261	0
All Other Fees	0	0
Total Fees	$477,237	$401,817

Audit fees for 2006 and 2007 include work related to our internal control over financial reporting required by the Sarbanes-Oxley Act of 2002; review of filings associated with our offering and sale of 3,000,000 IDSs in July 2007; and review of documentation required by Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

Tax fees include federal and state tax filing and consulting services during 2006. BDO Seidman, LLP did not perform tax services for us in 2007.

The audit committee approved engagement letters for 100% of the services in advance of those services being provided. The audit committee has determined that the rendering of non-audit services by BDO Seidman, LLP is compatible with maintaining its independence. The audit committee has contracted separately for these services. The audit committee also determined that engaging another accounting firm for income tax filing further enhanced the independence of BDO Seidman, LLP.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services rendered by BDO Seidman, LLP and the firm providing tax services for the Company. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and other support services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of BDO Seidman, LLP or on an individual case-by-case basis before BDO Seidman, LLP is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The affirmative vote of the holders of a majority of the shares voted in person or represented by proxy will be required to ratify the appointment of BDO Seidman, LLP as our Independent Registered Public Accounting Firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Otelco Inc.
505 3rd Avenue East
Oneonta, AL 35121

proxy

ANNUAL MEETING OF STOCKHOLDERS—MAY 15, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Otelco Inc. (the *"Company"*) hereby appoints Michael D. Weaver and Curtis L. Garner, Jr., and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned's name, place and stead, to represent and vote, as designated below, all of the stock of the Company held of record by the undersigned on March 14, 2008, at the Annual Meeting of Stockholders to be held at the Celebration Hotel, 700 Bloom Street, Celebration, Florida 34747, at 9:00 a.m. Eastern Time on May 15, 2008, or any adjournments or postponements thereof, upon all matters that may properly come before the meeting, including all matters described in the Company's Notice of Annual Meeting of Stockholders and Proxy Statement dated April 14, 2008, subject to any directions noted on the reverse side of this card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxyholders will vote for election of a substitute nominee proposed by management.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted **FOR** the election of all nominees for director and **FOR** Proposal 2. Should any other matter requiring a vote of the stockholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

(IMPORTANT: Please sign and date on reverse)

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please detach here

OTELCO INC.

PLEASE MARK THE APPROPRIATE BOX USING DARK INK ONLY.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

1. Election of directors:	William Bak	For ☐	Withheld ☐
	Michael D. Weaver	For ☐	Withheld ☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name appears on your stock certificate. Joint owners should each sign personally. A corporation should sign the full corporate name by duly authorized officer and affix corporate seal. A partnership should sign the full partnership name by a duly authorized person. When signing as an attorney, executor, administrator or guardian, please give full title as such.